Exhibit 10.1
LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of November 30, 2009, is made between Ministry Partners Investment Company, LLC (the “Company” or “Borrower”), having its principal office at 915 West Imperial Highway, Suite 120, Brea, California 92821 and WESTERN CORPORATE FEDERAL CREDIT UNION, a federal corporate credit union (the “Lender”), having its principal office at 924 Overland Court, San Dimas, California 91773.

WHEREAS, the Company’s wholly-owned subsidiary, Ministry Partners Funding, LLC (“MPF”), holds certain mortgage loans that will be pledged as collateral for this Agreement and has agreed to assign such mortgage loans to the Company to be thereafter assigned to Lender as collateral for the loan to be made to the Company;

WHEREAS, the Company and Lender have agreed that the assignment of the pledged loans to Lender under the terms of this Agreement is conditioned upon the payoff of certain indebtedness owed by MPF to BMO Capital Markets Corporation, as agent, and Fairway Finance Company, LLC, as lender; and

WHEREAS, the Company and the Lender desire to set forth herein the terms and conditions upon which the Lender shall provide a loan to the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS.

1.1  Defined Terms.  Capitalized terms defined below or elsewhere in this Agreement (including the Exhibits hereto) shall have the following meanings:

“Advance” means a single one-time disbursement by the Lender in the Commitment Amount pursuant to Article 2 of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Loan and Security Agreement, as originally executed or as it may from time to time be supplemented, modified or amended.

“Borrower” has the meaning set forth in the first paragraph of the Agreement.

“Business Day” means any day excluding Saturday or Sunday and excluding any day on which the Federal Reserve Bank of San Francisco is closed for business.

“Closing Date” means November 30, 2009.

“Collateral” has the meaning set forth in Section 3.1 hereof.

“Collateral Documents” has the meaning set forth in Section 2.2 hereof.

“Commitment” has the meaning set forth in Section 2.7 hereof.

“Commitment Amount” means Twenty Eight Million Dollars ($28,000,000).

“Commitment Fee” has the meaning set forth in Section 2.7 hereof.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Controlled Entity” or “Controlled Entities” means any corporation, limited liability company, association or other business entity in which more that fifty percent (50%) of the total voting power of equity interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Controlled Entities of the Company or a combination thereof.

"Custodial Agreement" means a bilateral agreement referencing this Agreement between Lender and Lender's Custodian (or such superseding agreement thereto) or a tri-party agreement referencing this Agreement between Lender, the Company/Borrower and Lender's Custodian (or such superseding agreement thereto.)

“Debt” means all indebtedness or other obligations of the Company which, in  accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of the Company; and,

(a)  all indebtedness or other obligations of the Company for borrowed money or for the deferred payment for property or services; provided that for purposes of this Agreement, there shall be excluded from Debt:

(i)  loan loss reserves, and

(ii)  deferred taxes arising from capitalized excess servicing fees and capitalized servicing rights.

“Default” means the occurrence of any event or existence of any condition which, but for the giving of Notice, the lapse of time, or both, would constitute an Event of Default.

“ECCU” means Evangelical Christian Credit Union, a California state chartered credit union.

“Eligible Mortgage Loan” means a mortgage loan made to a church or religious institution acquired by Borrower, or on behalf of Borrower, in the ordinary course of its business operations, evidenced by a Mortgage Note, secured by a first-priority Mortgage and otherwise qualifying as Collateral acceptable to Lender in its reasonable discretion.

“Event of Default” means any of the conditions or events set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Fixed Rate” means 3.95% per annum, based upon the actual number of days elapsed in a 365 day year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Hedging Arrangements” means any agreements or other arrangements (including, without limitation, interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into by the Company to protect itself against changes in interest rates or the market value of its assets.

“Indemnified Liabilities” has the meaning set forth in Article 10 hereof.

“Investor” means a Person that has entered into a Purchase Commitment with the Company.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

"Lender's Custodian" means U.S. Bank National Association or its successor, or any other entity acting pursuant to a Custodial Agreement between it, Lender and (if applicable) the Company/Borrower.  Lender reserves the right to act as the custodian of the Mortgage Files, Pledged Mortgages and Collateral Documents under this Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest), but specifically excludes a Purchase Commitment.

“Loan Documents” means this Agreement, the Note, and each other document, instrument or agreement executed by the Company in connection herewith as any of the same may be amended, restated, renewed or replaced from time to time.

“MPF” means Ministry Partners Funding, LLC, a Delaware limited liability company that is 100% owned by the Company.

“Maturity Date” shall mean the close of business on March 30, 2012.

“Miscellaneous Charges” has the meaning set forth in Section 2.10 hereof.

“Mortgage” means a first priority mortgage or first priority deed of trust or other instrument creating a lien on an estate in fee simple interest in real property.

“Mortgage File” means the documents and items described in Section 2.2 hereof, including the Collateral Documents.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Note” has the meaning set forth in Section 2.3 hereof.

“Notices” has the meaning set forth in Section 9 hereof.

“Obligations” means any and all indebtedness, obligations and liabilities of the Company to the Lender under this Agreement.

“Payment Instruction Letter” means that certain Payoff and Bailee Letter dated November 30, 2009, a copy of which is attached hereto as Exhibit “C” to this Agreement.

"Origination Fee" means a one-time fee payable by the Company in consideration of the Lender’s activity in preparation for issuance of the loan under this Agreement.  The amount of the Origination Fee is set forth in Section 2.7 hereof.

“Persons” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledged Mortgages” or “Pledged Mortgage Loan” has the meaning set forth in Section 3.1 (a) hereof.

“Purchase Commitment” means a written commitment, subscription for or purchase agreement issued in favor of the Company by an Investor or group of Investors pursuant to which that Investor or group of Investors commits to purchase an interest in a Pledged Mortgage Loan.

“Qualifying Substitute Mortgage Loans” shall mean Mortgage Loans acquired by or originated by the Company that meet the requirements of an Eligible Mortgage Loan.

“Release Amount” has the meaning set forth in Section 3.2 (d) hereof.

“Servicer” means an entity designated by the Company to act as servicing agent for the Eligible Mortgage Loans and Pledged Mortgage Loans.

“Servicing Contract” means the arrangement, whether or not in writing, pursuant to which the Company has the right to service Pledged Mortgage Loans.

“Share Account” means an account of the Company established with Lender into or from which monies may be debited or credited, as described in this Agreement.

“Statement Date” means the date of the most recent financial statements of the Company (and, if applicable, its Controlled Entities, on a consolidated basis) delivered to the Lender under the terms of this Agreement.

“Tangible Net Worth” means the excess of the total assets over total liabilities of the Company on any given date determined in accordance with GAAP and applied in the preparation of the Company’s financial statements referred to in this Agreement, including Article 11 hereof, plus loan loss reserves, provided that, for purposes of this Agreement, there shall be excluded from total assets:

(a)  advances or loans to shareholders, officers  or employees of the Company;

(b)  assets pledged to secure any liabilities not included in the Company’s Debt; and

(c)  intangible assets.

            The Company shall be entitled to exclude from its total liabilities any unsecured debt securities issued and outstanding on any given date determined in accordance with GAAP and included in the Company’s financial statements referred to in this Agreement having a maturity date later than March 30, 2012 in determining its Tangible Net Worth.

“Trust Receipt” means a trust receipt in a form approved by and pursuant to which Lender, or the Lender's Custodian, may deliver any document relating to the Collateral to the Company for correction.

1.2  Other Definitional Provisions.

1.2 (a)  Accounting terms not otherwise defined herein shall have the meanings given the terms under GAAP.

1.2 (b)  Defined terms may be used in the singular or the plural, as the context requires.

1.2 (c)  All references to time of day shall be Pacific Standard Time or Pacific Daylight time, as applicable, unless expressly provided to the contrary.

2.  THE CREDIT.

2.1  The Commitment.

2.1 (a)  Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, Lender agrees to make the Advance to the Company, provided that the Advance must occur before the Closing Date.

2.1 (b)  The Advance shall be used by the Company solely for the purpose of funding the acquisition of the Pledged Mortgages free and clear of all liens and encumbrances (except such as are in favor of Lender under this Agreement), and shall be made at the request of the Company, in the manner hereinafter provided in Section 2.2 hereof, to be secured by delivery to Lender of such Pledged Mortgages as Collateral therefore. The Company may use the amount of the Advance not required to purchase the Pledged Mortgages to fund its own liquidity requirements.

2.2  Procedures for Obtaining Advances.

Upon the Company’s request prior to the Closing Date, Lender will make the Advance. It is a condition precedent to Lender’s obligation to make the Advance that Lender or Lender’s Custodian have received the documents (“Collateral Documents”), with respect to each Pledged Mortgage Loan, listed below:

a.  The original signed Mortgage Note, endorsed by ECCU in blank with corresponding interim endorsements, assignments, or any rider thereto that show a complete and unbroken chain of title from the originator of such Pledged Mortgage Loan to Borrower and one (1) copy of same. (Lender may negotiate and transfer the Mortgage Note only upon a Default or Event of Default);

b.  The related original recorded Mortgage with evidence of recording indicated thereon;

c.  Copies of all interim assignments of the Pledged Mortgage Loans, including confirmation that the interim assignment of a Mortgage Note from ECCU to MPF has been submitted for recordation or in each case with evidence of recording indicated thereon (subject to the provisions of Section 2.8 below relating to items in the process of being recorded);

d.  An assignment of the Mortgage Note, endorsed by the Borrower in blank and in recordable form (Lender may negotiate and transfer the Mortgage Note only upon a Default or Event of Default);

e.  the original or duplicate original lender’s ALTA Policy of Title Insurance or an equivalent thereto;

f.  a copy of the mortgage appraisal relating to the Pledged Mortgage Loan;

g.  the Pledged Mortgage Loans certificate of casualty or hazard insurance; and

h.  all existing credit information on the maker of the Mortgage Note that has entered into the related Pledged Mortgage Loan.

All documents must be satisfactory to the Lender in its reasonable discretion.  All Mortgage File and Collateral Documents must be submitted to the Lender, or Lender’s Custodian, in a top tabbed, legal size manila file folder, hole-punched and acco-fastened.  Each folder must be labeled with the mortgagor name(s).

The Company shall hold in trust for the Lender, and the Company shall deliver to the Lender or Lender's Custodian, as Lender designates, promptly upon request, any other document relating to a Pledged Mortgage Loan not required to be delivered upon the Advance.

To make the Advance pursuant to the Company’s request, the Lender shall, provided the Company is in compliance with this Agreement, wire funds in accordance with the terms of the Payment Instruction Letter and, to the extent that the amount of the Advance exceeds the amount of the Unpaid Balance set forth in such Payment Instruction Letter, credit the Company’s Share Account maintained by the Company for this purpose. The Company may then wire funds from that account as necessary, in conformity with Lender’s policies and procedures for wire transfers of members’ funds.

2.3   Note. The Company’s Obligations pursuant to this Agreement shall be evidenced by the promissory note (the “Note”) dated as of the date hereof substantially in form of Exhibit “A” attached hereto. The term “Note” shall include all extensions, renewals and modifications of the Note and all substitutions therefore. All terms and provisions of the Note are hereby incorporated herein.

2.4   Interest.

2.4 (a)  Except as otherwise provided in Section 2.4 (c) hereof, the unpaid principal balance of the Advances shall bear interest, accrued daily, at the Fixed Rate.

2.4 (b)  Interest shall be computed on the basis of a 365-day year and applied to the actual number of days elapsed in each interest calculation period and shall be payable monthly in arrears, on the last day of each month, commencing with the first month following the date of the Advance. Borrower authorizes Lender to automatically debit the Share Account that Borrower designates for this purpose on the due date for such payment on the Note but, if the balance thereof is insufficient, Lender may apply any funds held in another share deposit account held by the Company with Lender to effect this payment when due.

2.4 (c)  Upon Notice to the Company, after the occurrence and during the continuation of an Event of Default, the unpaid amount of the Advance shall bear interest until paid in full at a per annum rate of interest (the “Default Rate”) equal to two percent (2%) in excess of the rate of interest otherwise applicable, but not greater than the maximum rate which may be charged by a federal credit union.

2.5  Principal Payments.

2.5 (a)  In addition to payments on account of interest, principal reduction payments of $116,667 shall be made each month, commencing with the first such payment due on December 31, 2009, and with the outstanding principal amount of the Advance payable in full on the Maturity Date.

2.5 (b)  Borrower may repay all or any portion of the unpaid principal balance of the Advance prior to the Maturity Date.  Upon the event of each such full or partial early payment of principal, however, Borrower shall be required to pay Lender a prepayment fee. Said fee shall be determined by assessing the “prepayment rate” against the amount of such prepayment for the time period remaining in the term from the prepayment to the Maturity Date.  The “prepayment rate” shall be calculated by subtracting the rate of interest in effect at the time of prepayment for the $5MM Mega WesCorp Fixed Rate Share Certificate, as published by Lender, the term of which corresponds to the time period remaining in the loan term from the prepayment date to the Maturity Date, from the Fixed Rate, but in no event shall the “prepayment rate” be less than zero.  No such prepayment shall excuse, replace or be credited toward any scheduled interim installment of principal and/or interest.

2.5 (c)  Lender may require that all payments from the proceeds of the sale or other disposition of Pledged Mortgages be paid directly by the Investor to the Lender to be promptly applied by the Lender against the Advance. In such event, Lender shall apply such payments and inform the Company of the complete details of the transaction on the same Business Day as its receipt, if received prior to 1:00 pm Pacific Time on that Business Day. Alternatively, the Company may deliver Qualifying Substitute Mortgage Loans, whose value is equivalent to the proceeds of the sale or other disposition of Pledged Mortgages, to Lender or Lender’s Custodian, said Mortgage Notes to be acceptable to Lender in its reasonable discretion.

2.5 (d)  If the principal amount of any Pledged Mortgage is prepaid in whole or in part which represents (i) a complete payoff of such Mortgage Loan; or (ii) a payment on a Pledged Mortgage Loan that is accompanied by a release of the collateral for such Mortgage Loan, the Company and its Servicer shall promptly remit to Lender, as and when received, for payment toward the principal balance of the Note, any portion of such sums collected attributable to principal repayments on the Collateral.  Alternatively, the Company shall be entitled to pledge and deliver an equivalent amount of Qualifying Substitute Mortgage Loans in an amount equal to the portions of any sums collected that are attributable to principal repayments on the Collateral.  Prior to Lender’s receipt of a Qualifying Substitute Mortgage Loan as substituted Collateral, the Company and Lender shall be required to approve an amendment to Exhibit “B” that is acceptable to each party.  Once approved, Lender agrees to deliver a copy of such amended Exhibit “B” to the Company, Servicer and Custodian, if applicable and each of the Company and Lender shall make appropriate entries in its general account records to reflect such transfer.

2.5 (e)  The Company shall give Notice to Lender (by e-mail or fax) of the Pledged Mortgages for which proceeds are to be or have been received. In the event that the payment from an Investor for the purchase of Pledged Mortgages is less than the outstanding principal balance of such Pledged Mortgages, Lender is authorized to debit the Share Account that the Company designates for this purpose, but if the balance thereof is insufficient, Lender may debit any of the Company’s Share Accounts for an amount equal to such deficiency.

2.5 (f)  The Company shall be obligated to pay to Lender, without the necessity of prior demand or notice from Lender, and the Company authorizes Lender to debit the Share Accounts that the Company maintains with Lender for any amounts received by the Company from a disposition of the Pledged Mortgages in the event of the sale, maturity or other disposition of a Pledged Mortgage.  Alternatively, the Company may deliver Qualifying Substitute Mortgage Loans, whose value is equivalent to the proceeds of the sale or other disposition of Pledged Mortgages, to Lender or Lender’s Custodian, said Mortgage Notes to be acceptable to Lender in its reasonable discretion.

2.6  Method of Making Payments.

2.6 (a)  Except as otherwise specifically provided herein, all payments hereunder shall be made to Lender not later than the close of business on the date when due unless such date is a non-Business Day, in which case, such payment shall be due on the first Business Day thereafter, and shall be made in lawful money of the United States of America in immediately available funds transferred by pre-authorized debit from a Share Account or via wire to accounts designated by Lender from time to time.

2.6 (b)  After the occurrence and during the continuance of an Event of Default, and provided that Lender has provided the Company with a contemporaneous notice of intent to debit a Company Share Account for Default, the Company authorizes Lender to debit any of the Company’s Share Accounts for any Obligations due and owing the Lender.

2.7  Origination Fee and Commitment Fee. The Company shall pay Lender a non-refundable Commitment Fee of $5,000 upon execution of this Agreement. Upon making the Advance, the Company shall pay Lender a one time Origination Fee of $100,000.00 less the amount of the Commitment Fee actually paid. The Company authorizes Lender to automatically debit the Share Account that the Company designates for this purpose but, if the balance thereof is insufficient, any of its Share Accounts, to effect these payments when due.

2.8  Delivery of Instruments.  In the event that the Company cannot deliver all interim recorded assignments that show a complete and unbroken chain of title from the originator of such Pledged Mortgage Loan to the Company on or before the Closing Date because such document or documents have not been returned from the applicable public recording office, then the Company shall promptly deliver or cause to be delivered to Lender or its designated Custodian (as agent for Lender) the interim assignment with evidence of recording thereon promptly following the Company’s receipt thereof from the public recording office of such filing.  The Company agrees to exercise and take any actions reasonably requested by Lender to ensure that proper evidence of recording of such interim assignments is delivered to Lender or its designated Custodian.  If the Company cannot deliver or cause to be delivered any of the interim recorded assignments of the Pledged Mortgage Loans as a result of such instruments being in the recording process or having been lost or returned by a public recording office in their original recorded form, then the Company shall deliver a photocopy thereof and an Officer’s Certificate certifying that such copy represents a true and correct copy of the original.

2.9  Repayment or Pay Down Obligations.  If at any time Lender finds any material deficiency in the Mortgage File or Collateral Documents of a Pledged Mortgage Loan or determines that a Pledged Loan was originated based on untrue, incomplete or inaccurate information, whether or not the Company had knowledge of such misrepresentation or incorrect information, Lender agrees to notify the Company and Servicer within two (2) business days thereafter of (i) such deficiency in the Mortgage File or Collateral Documents or (ii) its determination that the Pledged Mortgage Loan was originated based upon untrue, incomplete or inaccurate information.  In that instance, the Company shall be obligated to pay down the principal amount of any Obligations due Lender in an amount equal to the outstanding balance of such Pledged Mortgage Loan as of the date of such Notice or deliver one or more Qualifying Substitute Mortgage Loans in an amount equal to the outstanding balance of such Pledged Mortgage Loan.

If the Company chooses to deliver a cash payment in the event there is a material deficiency in the Mortgage File or Collateral Documents of a Pledged Mortgage Loan, the Company agrees to (i) permit Lender to debit any of its Share Accounts for such repurchase amount; or (ii) transmit immediately available proceeds to Lender within five (5) business days after the date on which such obligation arises.  In the event that the Company chooses to deliver Qualifying Substitute Mortgage Loans to satisfy a deficiency in or improper orgination of a Pledged Mortgage Loan, the Company agrees to deliver Qualifying Substitute Mortgage Loans in an amount equal to the outstanding balance of such Pledged Mortgage Loan to Lender within five (5) business days after the date on which such obligation arises.  Upon receipt by Lender of Qualifying Substitute Mortgage Loans or payment of the principal amount of a Pledged Mortgage Loan being released under this Section 2.9, Lender shall release the Mortgage File and Collateral Documents to the Company and shall execute such documents of transfer or assignment as may be reasonably requested by the Company to release Lender’s security interest in such Pledged Mortgage Loans.

Prior to Lender’s receipt of a Qualifying Substitute Mortgage Loan as substituted Collateral, the Company and Lender shall be required to approve an amendment to Exhibit “B” that is acceptable to each party.  Once approved, Lender agrees to deliver a copy of such amended Exhibit “B” to the Company, Servicer and Custodian, if applicable and each of the Company and Lender shall make appropriate entries in its general account records to reflect such transfer.  This Section 2.9 provides the sole remedies to Lender, its successors and permitted assigns with respect to any deficiency in the Collateral Documents or Mortgage File or arising from a claim that a misrepresentation, omission or inaccurate information was given when a Pledged Mortgage Loan was originated.

2.10  Miscellaneous Charges. The Company agrees to reimburse the Lender for miscellaneous charges and expense (collectively, “Miscellaneous Charges”) reasonably incurred by or on behalf of Lender in connection with the handling and administration of Advances, and to reimburse the Lender for Miscellaneous Charges incurred by or on behalf of Lender in connection with the handling and administration of the Collateral. For the purposes hereof, Miscellaneous Charges shall include, but not be limited to, charges for wire transfers, check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors and all fees and charges due to the Custodian under any Custodial Agreement, if applicable. Miscellaneous Charges are due when incurred, but shall not be delinquent if paid within fifteen (15) days after receipt of an invoice or an account analysis statement from Lender.

2.11  Interest Limitation. All agreements between the Company and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of this Agreement or the Note or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, loaning or retention of the Advances secured by this Agreement exceed the maximum permissible under applicable law. If from any circumstances whatsoever, fulfillment of any provisions hereof or of the Note, or any other document securing this Agreement at any time shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances Lender should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of interest shall be applied to the reduction of the principal balance secured by the Note and not to the payment of interest thereunder. This provision shall control all other provisions of this Agreement and all other related agreements between the Company and Lender and shall also be binding upon and available to any subsequent holder of the Note.

3.  COLLATERAL.

3.1  Grant of Security Interest. As security for the payment of the Note and for the performance of the Note and for the performance of all of the Company’s Obligations, the Company hereby assigns and transfers to the Lender all right, title and interest in and to and grants a security interest to Lender in the following described property (the “Collateral”):

3.1 (a)  All Pledged Mortgage Loans, including all Mortgage Notes and Mortgages evidencing or securing such Pledged Mortgage Loans that are identified in Exhibit “B” hereto as may be amended from time to time (the “Pledged Mortgages”);

3.1 (b)  All Purchase Commitments held by, or subsequently obtained by, the Company covering the Pledged Mortgages and all proceeds resulting from the sale thereof to Investors pursuant thereto; and all personal property, contract rights, servicing and servicing fees and income or other proceeds, amounts and payments payable to the Company as compensation or reimbursement, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgages, and the Purchase Commitments and all other documents or instruments relating to the Pledged Mortgages including, without limitation, any interest of the Company in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to the Pledged Mortgages;

3.1 (c)  All right, title and interest of the Company in and to all escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Pledged Mortgages) and other information and data of the Company relating to the Pledged Mortgages;

3.1 (d)  All right, title and interest of the Company in and to any Hedging Arrangements entered into to protect the Company against changes in the value of Pledged Mortgages, including, without limitation, all rights to payment arising under such Hedging Arrangements; and

3.1 (e)  All cash and non-cash proceeds of the Pledged Mortgages, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Pledged Mortgages, and all products and proceeds of the Pledged Mortgages, together with whatever is receivable or received when the Pledged Mortgages or proceeds thereof are sold, collected, exchanged or otherwise disposed or, whether such disposition is voluntary or involuntary, including without limitation, all rights to payments with respect to any cause of action affecting or relating to the Pledged Mortgages or proceeds thereof.

3.2  Release of Security Interest in Collateral.

3.2 (a)  Pledged Mortgages shall be promptly (i.e., within two (2) business days of payment) released from the Lender’s security interest only against payment to Lender of the Release Amount (as set forth in Section 3.2 (d)) in connection with such Pledged Mortgages.

3.2 (b)  Prior to the occurrence of an Event of Default, the Company may redeem a Pledged Mortgage from Lender’s security interest by notifying Lender of its intention to redeem such Pledged Mortgage from pledge and either:

(i)  paying, or causing an Investor to pay, to Lender, for application to prepayment of the principal balance of the Note, the Release Amount in connection with such Pledged Mortgage, or

(ii)  delivering Qualifying Substitute Mortgage Loans acceptable to Lender (and Lender's Custodian) in its reasonable discretion.

3.2 (c)  Following the occurrence of a Default or Event of Default, Lender may, in its sole discretion, but with no obligation to the Company to do so, release its security interest in any Pledged Mortgage against payment of the Release Amount in connection with such Pledged Mortgage.

3.2 (d)  The amount (the “Release Amount”) to be paid by the Company to offset the release of a Pledged Mortgage shall be:

(i)  prior to the occurrence of an Event of Default, the principal amount of a Pledged Mortgage;

(ii)  from and after the occurrence and during the continuance of an Event of Default, the total remaining aggregate amount of the Obligations then outstanding and unpaid.

3.4  Release of Collateral. To the extent that Collateral is held by Lender’s Custodian under a Custodial Agreement, which when executed by Lender, Borrower and Custodian shall become part of this Agreement, its release shall be governed thereby. As to Collateral held directly by Lender, the following shall apply:

3.4 (a) Lender may deliver documents relating to the Collateral to the Company for correction or completion pursuant to a Trust Receipt.

3.4 (b) Upon receipt of a notice from the Company and repayment of the Release Amount with respect to a Pledged Mortgage identified by the Company, any Collateral Documents relating to the redeemed Pledged Mortgage which have not been delivered to the Company or an Investor shall be promptly (i.e., within two (2) business days of payment) released by Lender to the Company.

3.5  Collection and Servicing Rights. So long as no Event of Default shall have occurred and be continuing, the Company or its designated servicing agent shall be entitled to service, and shall continue to service the Pledged Mortgages (using due care), and to receive and collect directly all sums payable to the Company in respect of the Collateral. Lender hereby acknowledges that the Company may continue to have the Pledged Loans serviced by ECCU, pursuant to the terms of its existing Loan Servicing Agreement with the Company.  It shall be the obligation of the Company to provide sufficiently detailed and timely (not less frequently than monthly) reporting to Lender, to show its receipt of all payments on account of principal for the Pledged Mortgages.

Following the occurrence of any Event of Default, after giving effect to any cure period, Lender or its designee shall thereafter be entitled to service and receive and collect all sums payable to the Company in respect of the Collateral, and in such case:

(a)  Lender or its designee in its discretion may, in its own name, in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so,

(b)  the Company shall, if Lender so requests, hold in trust for the benefit of Lender and forthwith pay to Lender at its office designated by Notice hereunder, all amounts thereafter received by the Company upon or in respect of any of the Collateral, advising Lender as to the source of such funds, and

(c)  all amounts so received and collected by Lender shall be held by it as part of the Collateral.

3.6   Return of Collateral. If no Obligations shall be outstanding and unpaid, Lender shall deliver or release its security interest and shall promptly (i.e., within two (2) business days) deliver, or cause Lender's Custodian to deliver, all Collateral in its possession to the Company at the Company’s expense. The timely receipt of the Company for any Collateral released or delivered to the Company pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned, and Lender shall thereafter be discharged from any liability or responsibility therefore.

4.  CONDITIONS PRECEDENT.

The obligation of Lender to make the Advance under this Agreement is subject to Section 2, above, and the satisfaction, in the reasonable discretion of Lender, on or before the date thereof of the following conditions precedent:

Lender shall have received the following, all of which must be satisfactory in form and content to the Lender, in its reasonable discretion:

(a)  The Note, this Agreement and all other Loan Documents duly executed by the Company;

(b)  A resolution of the managers of the Company, certified as of the date of this Agreement by its secretary, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and all other instruments or documents to be delivered by the Company pursuant to this Agreement;

(c)  A resolution of the Managers of MPF, certified as of the date of this Agreement by its secretary, authorizing the delivery of the Pledged Mortgages to Lender under the terms of the Loan Documents and the execution, delivery and performance of that certain Payment Instruction Letter, dated November 30, 2009, a copy of which is attached hereto as Exhibit “C.”

(d)  Financial statements of the Company containing a balance sheet as of September 30, 2009, related statements of income and changes in members’ equity for the period ended on such date prepared in accordance with GAAP consistently applied;

(e)  A Uniform Commercial Code, tax lien and judgment search of the appropriate public records for the Company, which search shall not have disclosed the existence of any prior Lien on the Collateral other than in favor of the Lender or as permitted hereunder;

(f)  Receipt by the Lender of any fees due on the date hereof, including, but not limited to, Commitment and Origination Fee; and

(g)  Evidence that all accounts necessary into which the Advance will be funded has been established.

5.  REPRESENTATIONS AND WARRANTIES.

The Company hereby represents and warrants to Lender, as of the date of this Agreement and as of the date of the Advance, that:

5.1  Organization; Good Standing; Controlled Entities.  The Company and each Controlled Entity of the Company is a limited liability company (LLC) or entity duly organized, validly existing and in good standing under the laws of the jurisdictions of its organization, has the full legal power and authority to own its properties and to carry on its business as currently conducted and is duly qualified as a foreign  entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of the Company. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which the Company transacts business.

5.2  Authorization and Enforceability. The Company has the power and authority to execute, deliver and perform this Agreement, the Note and all other Loan Documents to which the Company is a party and to make the borrowings hereunder. The execution, delivery and performance by the Company of this Agreement, the Note and all other Loan Documents to which the Company is party and the making of the borrowings hereunder and thereunder, have been duly and validly authorized by all necessary approvals of its managers (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law, of any judgments binding upon the Company, or of the operating agreement of the Company, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company other than the Lien on the Collateral granted hereunder, or result in or require the acceleration of any indebtedness of the Company pursuant to any agreement, instrument or indenture to which the Company is a party or by which the Company or its properties may be bound or affected. This Agreement, the Note and all other Loan Documents contemplated hereby or thereby constitute legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of the creditors’ rights.

5.3  Approvals. The execution and delivery of this Agreement, the Note and all other Loan Documents and the performance of the Company’s obligations hereunder and thereunder and the validity and enforceability hereof and thereof do not materially require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those which have been obtained and remain in full force and effect.

5.4  Financial Condition. The balance sheet of the Company as of the Statement Date, and the related statements of income and changes in  members equity for the fiscal period ended on the Statement Date, heretofore furnished to Lender, fairly present the financial condition of the Company (and its Controlled Entities) as of the Statement Date and the results of its operations for the fiscal period ended on the Statement Date. The Company had, on the Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Company except as heretofore disclosed to Lender in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of the Company (and its Controlled Entities), nor is the Company aware of any statement of facts which (with or without notice or lapse of time or both) would or could result in any such material adverse change.

5.5  Litigation. There are no actions, claims, suits or proceedings pending or, to the knowledge of the Company threatened or reasonably anticipated against or affecting the Company in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets or financial condition of the Company as a whole, or which would affect the validity or enforceability of this Agreement, the Note or any other Loan Document.

5.6  Compliance with Laws. The Company is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court of public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition of the Company as a whole or which would affect the validity or enforceability of this Agreement, the Note or any other Loan Document.

5.7  Agreements.  The Company is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed (i) in the financial statements described in Section 5.4 hereof; (ii) in its annual and periodic reports filed with the U.S. Securities and Exchange Commission under the Exchange Act; or (iii) as described in the attached Schedule 5.7.  The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties or financial condition of the Company as a whole. No holder of any indebtedness of the Company has given notice of any asserted default thereunder, and no liquidation or dissolution of the Company or and no receivership, insolvency, bankruptcy, reorganizations or other similar proceedings relative to the Company or of any of its Controlled Entities or any of its properties is pending, or to the knowledge of the Company, threatened.

5.8  Title to Properties. The Company has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 5.4 hereof, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business,  and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements.

5.9  Special Representations Concerning Collateral. The Company hereby represents and warrants to Lender, as of the date of this Agreement and as of the date of the Advance, that:

5.9(a)  The Company is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted hereunder), of the Pledged Mortgages. All Pledged Mortgages have been duly authorized and validly issued to the Company, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

5.9(b)  The Company has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it hereunder.

5.9(c)  Any Pledged Mortgage Loan and any related document included in the Pledged Mortgages:

(i)  has been made in compliance with all applicable laws and regulations;

(ii)  is and will continue to be valid and enforceable in accordance with its terms, without defense or offset subject, however, to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally;

(iii)  has not been modified or amended except in writing, which writing is part of the Collateral Documents and Mortgage File, nor any requirements thereof waived; and

(iv)  complies and will continue to comply with the terms of this Agreement.

Each first Lien on the premises described therein is secured by a first Lien on the premises described therein, and has or will have a title insurance policy, in American Land Title Association form or equivalent thereof, from a recognized title insurance company, insuring the priority of the Lien of the Pledged Mortgage and meeting the usual requirements of Investors purchasing such Pledged Mortgage Loans.

5.9(d)  All fire and casualty policies covering the premises encumbered by each Pledged Mortgage will (1) name and continue to name the Company and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect, and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available.

6.   AFFIRMATIVE COVENANTS.

The Company hereby covenants and agrees that, so long as there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Company shall:

6.1  Payment of Note. Pay or cause to be paid timely all Obligations payable hereunder and under the Note in accordance with the terms hereof and thereof.

6.2  Financial Statements and Other Reports. Deliver to Lender:

6.2 (a)  As soon as available and in any event within forty five (45) days after the end of each calendar quarter, statements of income and changes in members’ equity of the Company for such quarter and for the period from the beginning of the fiscal year in which such quarter occurs to end of such quarter, and the related balance sheet as of the end of such quarter, all in reasonable detail and certified as to the fairness of presentation by the President of the Company, or other designated officer appointed by the Company and approved by Lender,  subject, however, to year-end audit adjustments.

6.2 (b)  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Company, statements of income, changes in members’ equity and cash flow of the Company for such year, and the related balance sheet as of the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by an opinion in form and substance satisfactory to Lender and prepared by an accounting firm reasonably satisfactory to Lender, or other independent certified public accountants of recognized standing selected by the Company and acceptable to Lender, as to said financial statements and a certificate signed by the President of the Company, or other designated officer appointed by the Company and approved by Lender, stating that said financial statements fairly present the financial condition and results of operations of the Company (and, if applicable, its Controlled Entities) as of the end of, and for, such year.

6.2 (c)  Reports in respect of the Pledged Mortgages in such detail and at such times as Lender in its discretion may reasonably request at any time or from time to time.

6.2 (d)  Copies of all regular or periodic financial and other reports, if any, which the Company shall file with the U.S. Securities and Exchange Commission or any governmental agency successor thereto, as Lender may reasonably request.

6.2 (e)  From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Company as Lender may reasonably request.

6.3  Maintenance of Existence; Conduct of Business. Preserve and maintain its existence as a limited liability company in the state of its organization in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including, without limitation, its eligibility as finance lender,  conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required by applicable state regulatory authorities for maintaining the Company’s eligibility as a finance lender; and make no substantial or fundamental change in the nature or character of its business without notifying the Lender prior to the contemplated change of the change contemplated and the time that the change will be made.

6.4  Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, and regulations and orders of any governmental authority, a breach of which could materially adversely affect its business, operations, assets or financial condition, except where contested in good faith and by appropriate proceedings.

6.5  Inspection of Properties and Books. Permit authorized representatives of Lender, or Lender's Custodian, to discuss the business, operations, assets and financial condition of the Company and its Controlled Entities with its officers and employees and to examine its books of account, including but not limited to all internal or external (i.e., third-party) loan reviews of any Pledged Mortgage Loan that is the subject of this Agreement, and make copies or extracts thereof, all at such reasonable times as Lender may reasonably request. The Company will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Lender or Lender's Custodian, may address to them in reference to the financial condition or affairs of the Company and its Controlled Entities. The Company may have its representatives in attendance at any meetings between the officers or other representatives of Lender or Lender's Custodian, and the Company accountants held in accordance with this authorization.

6.6  Notice. Give prompt Notice to Lender of:

(a)  any action, suit or proceeding instituted by or against the Company or any of its Controlled Entities in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), or any such proceedings threatened against the Company or any of its Controlled Entities in a writing containing the details thereof that the Company deems to have a material affect on the Company in the event the Company does not prevail at trial,

(b)  the filing, recording or assessment of any federal, state or local tax Lien against the Company, or any of its assets or any of its Controlled Entities,

(c)  the occurrence of any Event of Default hereunder or the occurrence of any Default and continuation thereof for five (5) days,

(d)  any other action, event or condition of any nature which may lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of the Company and its Controlled Entities or which, with or without notice or lapse of time or both, would constitute a default under any other agreement, instrument or indenture to which the Company or any of its Controlled Entities is a party or to which the Company or any of its Controlled Entities, its property, or assets may be subject.

6.7  Payment of Debt, Taxes, etc. Pay and perform all obligations and indebtedness of the Company, and cause to be paid and performed all obligations and indebtedness of its Controlled Entities, promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon the Company or its Controlled Entities or upon their respective income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided,  however, that the Company and its Controlled Entities shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which the Company or its Controlled Entities shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonable and diligently pursued and for which proper reserves have been created.

6.8  Insurance. Maintain:

(a)  errors and omissions insurance with such companies and in such amounts as satisfy prevailing requirements applicable to the Company’s business operations; and

(b)  liability insurance and fire and other hazard insurance on its properties, with reasonable insurance companies approved by Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity.

6.9  Closing Instructions. Indemnify and hold Lender harmless from and against any loss, including reasonable attorney’s fees and costs, attributable to the failure of a title insurance company or agent to comply with the disbursement or instruction letter or letters of the Company relating to any Pledged Mortgage Loan.

6.10  Other Loan Obligations. Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Company is bound or to which any of its properties is subject and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its lines of credit or borrowing facilities with any other commercial lender. Exhibit “D” hereto sets forth a true and complete list of all lines of credit or credit facilities agreements entered into by the Company with a finance lender, financial institution or commercial lender as of the date hereof.

6.11  Notice of Certain Borrowing Arrangements.  The Company hereby agrees to give Lender at least thirty (30) days prior written notice before it enters into an additional or replacement line of credit, working capital, term or borrowing facility with a finance lender, financial institution or commercial entity that will replace or supplement the Company’s current credit facilities identified in Exhibit “D” hereto.  Notwithstanding the preceding sentence, the Company shall not be required to notify or obtain the consent of Lender to offer for sale its debt securities (whether secured or unsecured), investment notes or other investment securities that it may offer or sell from time to time; provided, however, that the Company complies with the  negative covenants set forth in Section 7.3 of this Agreement.  The Company hereby covenants and agrees that the loan documents of such additional or replacement credit facility shall provide that Lender’s rights in the Collateral and Pledged Loans shall at all times be superior to the rights of such finance lender in the Collateral and Pledged Loans that are subject to this Agreement.

6.12  Special Affirmative Covenants Concerning Collateral.

6.12 (a)  Warrant and defend the right, title and interest of Lender in and to the Collateral against the claims and demand of all Persons whomsoever.

6.12 (b)  Service or cause to be serviced, before and after any Default by Company, all Pledged Mortgage Loans in accordance with the standard requirements of the investors that have entered into a Purchase Commitment covering the same, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Pledged Mortgage Loans. The Company shall hold all escrow funds collected in respect of Pledged Mortgages without commingling the same with non-custodial funds, and apply the same for the purpose for which such funds were collected.

6.12 (c)  Execute and deliver to Lender such Uniform Commercial Code financing statements with respect to the Collateral and Pledged Mortgage Loans as Lender may reasonably request. The Company shall also execute and deliver to Lender such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as reasonably required by Lender, but such documents and powers' of attorney may only be utilized by Lender, in accordance with the terms of this Agreement, in the Event of Default or an Event of Default.  The Company shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement. Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code of California or any other applicable law, in addition to all rights provided for herein.

6.12 (d)  Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions thereof or thereto.

6.12 (e)  Maintain, at its offices and upon request, make available to Lender the originals, or copies in any case where the originals have been delivered to Lender or to an Investor, of the Pledged Mortgage Loans, Purchase Commitments, and all related Pledged Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral and Pledged Mortgage Loans.

7.  NEGATIVE COVENANTS.

The Company covenants and agrees that, so long as there remain any Obligations to be paid or performed, the Company shall not, either directly or indirectly, without the prior written consent of Lender, which consent shall not be unreasonably withheld:

7.1  Contingent Liabilities. Guarantee, endorse or otherwise become contingently liable for any obligations except:

(a)	by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(b)	as required by contracts for the sale of loans to Investors; or

(c)
as incurred in the ordinary course of its business in offering debt securities to its investors, acquiring loan participation or mortgage investments or in undertaking its ordinary business operations as disclosed in its periodic and annual reports filed with the U.S. Securities and Exchange Commission.

Nothing herein shall prohibit the Company from entering into third party contracts that do not cause a violation of 7.3, below, or do not otherwise negatively materially impact the Company's financial position.

7.2  Merger. Liquidate, dissolve, consolidate, or merge or sell any substantial part of its assets without the written consent of Lender, which consent shall not be unreasonably withheld.

7.3  Debt to Tangible Net Worth Ratio. Permit the ratio of Debt (excluding, for this purpose only, Debt arising under the Hedging Arrangements, to the extent of assets arising under the same Hedging Arrangements) to Tangible Net Worth of the Company (and its Controlled Entities, on a consolidated basis) at any time to exceed 15 to 1, to be measured annually as of the fiscal year-end of the Company.

7.4  Increase or Material Change to Certain Credit Facilities.  Increase or materially alter the terms and conditions of the credit facilities identified in Exhibit “D” hereto without prior approval of Lender, which Lender shall not unreasonably withhold.

7.5  Special Negative Covenants Concerning Collateral.

7.5 (a)  The Company may not modify, amend, extend, change, release, waive, excuse, forebear, fail to enforce or otherwise change the terms and conditions of any Pledged Mortgage, or the obligations of any obligor or guarantor thereunder, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed by Lender. Any act by Company in contravention of the previous sentence shall be null and void; and a Default and Event of Default under this Agreement.

7.5 (b)  The Company shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or as permitted herein) any of the Collateral or any interest therein without Lender’s written consent.

7.5 (c)  The Company shall not make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than the cash in payment or liquidation of the Collateral without Lender’s written consent.

8.  DEFAULTS; REMEDIES.

8.1  Events of Default. The occurrence of any of the following conditions or events shall be an event of default (“Event of Default”).

8.1 (a)  Failure to pay any payment the principal or interest of the Note when due whether an installment or at stated maturity, by acceleration, or otherwise; or failure to pay, within any applicable grace period, the principal or interest on any other indebtedness of the Company due Lender; or breach or default with respect to any other material term of any other agreement between Company and Lender; or

8.1 (b)  Failure of the Company to perform or comply with any term or condition applicable to it contained in any Section of Articles 6 or 7 of this Agreement; or

8.1 (c)  Any of the Company’s representations or warranties made or deemed made herein or in any other Loan Document, or in any statement or certificates at any time given by the Company in writing pursuant hereto or thereto shall be inaccurate or incomplete in any material respect on the date as of which made or deemed made; or

8.1 (d)  The Company shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document and such default shall not have been remedied or waived within thirty (30) days after the earliest of:

(i)	receipt by the Company of Notice from the Lender of such default,

(ii)	receipt by the Lender of Notice from the Company of such default, or

(iii)	the date the Company should have notified the Lender of such default; or

8.1 (e) (1)  A court having jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under applicable bankruptcy, insolvency or other similar law in respect of the Company which decree or order is not stayed; the Company shall consent to the entry of any such decree or order; or a filing of a voluntary case under any applicable bankruptcy, insolvency or other similar law in respect of the Company, or any other similar relief shall be granted under any applicable federal or state law; or,

(2)  the filing of any involuntary case in respect of the Company, any applicable bankruptcy, insolvency or other similar law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of their respective property, shall have been entered; or the involuntary appointment of an interim or permanent receiver, trustee or other custodian of the Company, for all or a substantial part of their respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Company, and the continuance of any such events in Subsection (2) above for sixty (60) days unless dismissed, bonded off or discharged; or

8.1 (f)  The Company shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company of any assignment for the benefit of creditors; or the liability or failure of the Company, or the admission by the Company, in writing of its inability, to pay its debts as such debts become due; or

8.1 (g)  Failure of the Company to perform any contractual obligations which it may have, if such obligations in the aggregate exceed Five Hundred Thousand Dollars ($500,000); or

8.1 (h) Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be entered or filed against the Company or any of its Controlled Entities or any of their respective assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

8.1 (i) Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstated for a period in excess of thirty (30) days; or

8.1 (j) The Company shall purport to disavow its obligations hereunder or shall contest the validity or enforceability hereof; or the Lender’s security interest on any portion of the Collateral shall become unenforceable or otherwise impaired; provided that, subject to the Lender’s approval, no Event of Default shall occur as a result of such impairment if all Advances made against any such Collateral shall be paid in full within ten (10) days of the date such impairment; or

8.1 (k) There shall be a material adverse change in the financial condition, business or operations of the Company, which remains uncured by Company thirty (30) days after Notice by Lender to Company.

8.1 (l) Failure of the Company to make payment on a debt due and owing to any other creditor or creditors, when the aggregate of such payment default exceeds $500,000.

8.2  Remedies.

8.2 (a)  Upon the occurrence of any Event of Default described herein, the unpaid principal amount of and accrued interest on the Note and all other Obligations shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by the Company.

8.2 (b)  Upon the occurrence of any Event of Default, Lender may, by Notice to the Company, declare all Obligations to be immediately due and payable, whereupon the same shall forthwith become due and payable, together with all accrued interest thereon.

8.2 (c)  Upon the occurrence of any Event of Default, Lender may also do any of the following:

(i)  Foreclose upon or otherwise enforce its security interest in Lien on the Collateral to secure all payments and performance and of the Obligations in any manner permitted by law or provided for hereunder.

(ii)  Notify all obligors in respect of Collateral that the Collateral has been assigned to Lender and that all payments thereon are to be made directly to Lender or such other party as may be designated by Lender; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral, any portion of the Collateral, on reasonable terms; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(iii)  Act, or contract with a third party to act, as servicer or subservicer of each item of Collateral requiring servicing and perform all obligations required in connection with any applicable servicing agreement, such third party’s fees to be paid by the Company.

(iv)  Require the Company to assist in assembling the Collateral and/or books and records relating thereto and make such available to Lender at a place to be designated by Lender.

(v)  Enter onto property where any Collateral or books and records relating thereto are located and take possession thereof with or without judicial process.

(vi)  Prior to the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

(vii)  Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of California or other applicable law, including, but not limited to, selling or otherwise disposing of the Collateral, or any part thereof, at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on reasonable terms and in such reasonable manner, including, without limitation, sale pursuant to any applicable Purchase Commitment. If notice is a required under such applicable law, Lender will give the Company not less than twenty (20) days’ notice of any such public sale or of the date after which any private sale may be held. The Company agrees that twenty (20) days’ notice shall be reasonable notice. Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Lender until the selling price is paid by the purchaser thereof, but Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Lender may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge of and sell the Collateral or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, or both.

(viii)  Proceed against the Company on the Note.

8.2 (d) Lender shall incur no liability as a result of the sale or other disposition of the Collateral, or any part thereof, at any public or private sale or disposition. The Company hereby waives (to the extent permitted by law) any claims it may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree. The Company acknowledges that Pledged Mortgage Loans are collateral of a type which is customarily sold on a recognized market. The Company waives any right it may have to prior notice of the sale of any Pledged Mortgage, and agrees that Lender may purchase any Pledged Mortgages at a private sale of such Collateral.

8.2 (e)  The Company specifically waives and releases (to the extent permitted by law) any equity or right of redemption, all rights of redemption, stay or appraisal which the Company has or may have under any rule of law or statute now existing or hereafter adopted, and any right to require Lender to (1) proceed against the Company (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power. Lender shall not be required to take any steps necessary to preserve any rights of the Company against holders of mortgages prior in lien to the Lien of any Mortgage included in the Collateral or to preserve rights against prior parties.

8.2 (f) Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorney’s fees and disbursements, incurred or paid by  Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the principal balance outstanding hereunder and under the Note.

8.2 (g) No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

8.3          Application of Proceeds. The proceeds of any sale, disposition or other enforcement of Lender’s security interest in all or any part of the Collateral shall be applied by Lender:

First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Lender’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Lender in connection therewith;

Second, to the payment of interest accrued and unpaid on the Note;

Third, to the payment of any other Obligations due (other than principal and interest) under this Agreement and the Loan Documents;

Fourth, to the payment of the outstanding principal balance of the Note; and

Finally, to the payment to the Company, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale, disposition or other enforcement are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of all Obligations, the Company shall remain liable for any deficiency.

8.4  Lender Appointed Attorney-in-Fact.  Upon any uncured Event of Default, Lender is hereby appointed the attorney-in-fact of the Company, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which Lender may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, but only upon any uncured Event of Default  Lender shall have the right to endorse all Pledged Mortgages payable to the order of the Company, or to receive, endorse and collect all checks made payable to the order of the Company representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgages and to give full discharge for the same.

8.5  Right of Set- Off. If the Company shall default in the payment of the Note, any interest accrued thereon, or any other sums which may become payable hereunder when due, or in the performance of any of its other obligations or liabilities under this Agreement, Lender shall have the right, at any time and from time to time, without notice, to set-off and to appropriate or apply any and all property or indebtedness of any kind at any time held or owing by Lender to or for the credit or the account of the Company against and on account of  the Obligations of the Company under the Note and this Agreement, irrespective of whether or not  Lender shall have made any demand hereunder and whether or not said Obligations shall have matured.

9.  NOTICES.

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”) shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person or telecopy or mail, first class or delivered by overnight courier, return receipt requested, postage prepaid, addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a Notice to the other. All Notices shall be conclusively deemed to have been properly given or made when duly delivered, in person, by telecopy or by overnight courier, or if mailed, on the date of receipt as noted on the return receipt, addressed as follows:

If to the Company:

Bill Dodson, President.
Ministry Partners Investment Company, LLC
915 West Imperial Highway, Suite 120
Brea, CA 92821

If to Lender:John Taylor
Director, Member Credit Services
WESTERN CORPORATE
FEDERAL CREDIT UNION
924 Overland Court
San Dimas, California 91773-1750
Telecopier No.: 909-394-4785

Copy to:James E. Burbott, II
General Counsel
WESTERN CORPORATE
FEDERAL CREDIT UNION
924 Overland Court
San Dimas, California 91773-1750
Telecopier No.: (909) 394-6338

10.	REIMBURSEMENT OF EXPENSES; INDEMNITY.

The Company shall:

(a)  pay such additional documentation production fees as Lender may require and all out-of- pocket costs and expenses of Lender, including, without limitation, reasonable fees and disbursements of counsel, in connection with the amendment, enforcement and administration of this Agreement, the Note, and other Loan Documents and the making and repayment of the Advances and the payment of interest thereon;

(b)  indemnify, pay, and hold harmless Lender and any holder of the Note from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save Lender and the holder or holders of the Note harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and

(c)  indemnify, pay and hold harmless Lender and any of its officers, directors employees or agents and any subsequent holder of the Note (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation, the reasonable fees and disbursements of counsel of the Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto) which may be imposed upon, incurred by or asserted against such Indemnitees in any manner relating to or arising out of Company’s breach of this Agreement, the Note, or any other Loan Document or Company’s breach of any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided, however, that the Company shall have no obligation hereunder with respect to Indemnified Liabilities arising from the negligence or willful misconduct of  and/or the breach of this Agreement by any such Indemnitees. To the extent that the undertaking to indemnify, pay and hold harmless as set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

The agreement of the Company contained in this Subsection (c) shall survive the expiration or termination of this Agreement and the payment in full of the Note. Attorney’s fees and disbursements incurred in enforcing, or on appeal from, a judgment pursuant hereto shall be recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

11.  FINANCIAL INFORMATION.

All financial statements and reports furnished to Lender hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for the last fiscal year ended (except to the extent otherwise required to conform to good accounting practice.)

12.  MISCELLANEOUS.

12.1  Terms Binding Upon Successors; Survival of Representations. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the making of any Advance and the execution of the Note, and shall be effective so long as the Commitment is outstanding hereunder or there remain any obligations to be paid or performed.

12.2  Assignment. This Agreement may not be assigned by the Company. This Agreement and the Note, along with Lender’s security interest in any or all of the Collateral, may, at any time, be transferred or assigned, in whole or in part, by Lender, and, any assignee thereof may enforce this Agreement, the Note and such security interest.

12.3  Amendments. Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is set forth in writing signed by the parties hereto.

12.4  Governing Law. This Agreement and the other Loan Documents shall be governed by the laws of the State of California, without reference to its principles of conflicts of laws.

12.5  Relationship of the Parties. This Agreement provides for the making of Advances by Lender, in its capacity as a lender, to the Company, in its capacity as a borrower, and for the payment of interest, repayment of principal by the Company to Lender, and for the payment of certain fees by the Company to Lender. The relationship between Lender and the Company is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of Lender to protect its interests as lender in assuring payments of interest and repayment of principal and payment of certain fees, and nothing contained in this Agreement shall be construed as permitting or obligating Lender to act as a financial or business advisor or consultant to the Company, as permitting or obligating  Lender to control the Company or to conduct the Company’s operations, as creating any fiduciary obligation on the part of Lender to the Company, or as creating any joint venture, agency, or other relationship between the parties hereto other than as explicitly and specifically stated in this Agreement. The Company acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein. The Company further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Lender for credit and to execute and deliver this Agreement.

12.6  Severability. If any provision of this Agreement shall be declared to be illegal or unenforceable in any respect, such illegal or unenforceable provision shall be and become absolutely null and void and of no force and effect as though such provision were not in fact set forth herein, but all other covenants, terms, conditions and provisions hereof shall nevertheless continue to be valid and enforceable.

12.7  Operational Reviews. From time to time upon request, the Company shall permit Lender or its representative access to its premises and records, for the purpose of conducting a review of the Company’s general mortgage business methods, policies, and procedures, auditing loan files and reviewing financial and operational aspects of the Company’s business.

12.8  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

12.9  Entire Agreement. This Agreement, the Note and the other Loan Documents represent the final agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and may not be contradicted by evidence of prior or contemporaneous oral agreements amount such parties. There are no oral agreements among the parties with respect to the subject matter hereof and thereof.

12.10  Confidentiality. In the course of performing its obligations and exercising its rights under this Agreement, Lender may come into possession of “nonpublic personal information” of Company's and/or an Investor's natural person “members” or “customers” as those terms are used in NCUA Regulations at 12 CFR Parts 716 and 748. Lender acknowledges and agrees that it may not make any use of that information itself, nor may it disclose that information to the use of any other person or business with whom Lender deals, except solely as is necessary to carry out the purposes of this Agreement. Further, Lender agrees to use reasonable efforts to maintain physical, electronic and procedural safeguards that meet or exceed industry norms and any applicable legal requirements, to guard member/customer records and information from any anticipated threats or hazards to the security or integrity of such records, and protect against unauthorized access to or use of member/customer records or information that could result in substantial harm or inconvenience to any member/customer. The types of safeguards, which may be put in place and which may be used alone or combination with others, include: firewalls, software tokens, hardware tokens, VPN technology, strong 128-bit encryption, on-site 24/7 security guards, and electronic badge entry/exit systems. Further, Lender agrees to adopt and maintain reasonable information security policies and procedures, which address: internal accounting controls, operational controls, administrative controls, preventive controls, detective controls, and corrective controls. This paragraph shall survive the termination of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MINISTRY PARTNERS INVESTMENT
COMPANY, LLC

By: /s/ Billy Dodson
Billy M. Dodson
Its: President

WESTERN CORPORATE FEDERAL CREDIT
UNION
By: /s/ Joseph DeMichele
Joseph DeMichele
Its: Senior Vice President, Chief Investment Officer